United States

Securities and Exchange Commission

Washington, DC 20549

SCHEDULE 14A

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE

ACT OF 1934

Filed by the Registrant	☒
Filed by a Party other than the Registrant	☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to 240.14a-12

CSB BANCORP, INC.

(NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

(NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-1l (a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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CSB Bancorp, Inc.

2019 | PROXY STATEMENT AND NOTICE OF ANNUAL MEETING

Meeting Date: Wednesday, April 24, 2019

Meeting Time: 7:00 P.M. EDT

Meeting Location: Carlisle Inn
4949 Walnut Street
Walnut Creek, OH 44687

YOUR GROWTH IS OUR GOAL

91 North Clay Street

Millersburg, Ohio 44654

March 15, 2019

Dear Fellow Shareholders:

We cordially invite you to attend the 2019 Annual Meeting of Shareholders (the “Meeting”) of CSB Bancorp, Inc. (“CSB”) to be held on Wednesday, April 24, 2019, at 7:00 p.m., local time, at the Carlisle Inn, located at 4949 Walnut Street, Walnut Creek, Ohio 44687.

The Meeting is being conducted for the following purposes:

1.	To elect the following directors for terms of three years each:

Nominee	Term Will Expire In
Jeffery A. Robb, Sr.	2022
Cheryl M. Kirkbride	2022

2.	To ratify the appointment of S.R. Snodgrass, P.C. as the independent registered public accounting firm for CSB for the fiscal year ending December 31, 2019;

3.	To approve, in a non-binding advisory vote, the compensation of CSB’s named executive officers;

4.	To conduct an advisory vote on the frequency of future advisory votes on the compensation of CSB’s named executive officers; and

5.	To transact any other business that may properly come before the Meeting or any adjournments thereof.

At the conclusion of the Meeting, we will review highlights of the past year, the Commercial and Savings Bank’s 140th consecutive year of existence doing business chartered by the State of Ohio. This was a momentous year for CSB. A number of the performance highlights and matters upon which we will report are outlined on page 4.

We sincerely hope you will be able to attend the Meeting. Whether or not you plan to attend, it is important that your shares be represented. Please execute and vote your shares promptly by telephone, by internet, or by completing, executing and returning the enclosed proxy by mail in the envelope provided. To vote by phone or by the internet, simply refer to the enclosed proxy card for information on how to do so.

Thank you for your support of CSB.

Sincerely,

Robert K. Baker Chairman, Board of Directors	Eddie L. Steiner President & Chief Executive Officer

COMPANY OVERVIEW

This Proxy Summary provides general information about CSB Bancorp, Inc., referred to as “CSB,” “the Company,” “we,” “us,” and “our” in this Proxy Statement, and highlights certain information contained elsewhere in this Proxy Statement. As it is only a summary, please refer to the entire Proxy Statement and the 2018 Annual Report to Shareholders before you vote. This proxy statement and the proxy card were first mailed to shareholders entitled to vote their shares at the 2019 Annual Meeting on March 15, 2019

CSB does business primarily through its wholly-owned subsidiary community bank, The Commercial and Savings Bank of Millersburg, Ohio. Our mission as an independent community bank is to provide high quality financial services through valued employees, thereby meeting the needs of customers and the diverse communities we serve, while generating profit and increasing value for our shareholders. The six core values by which we operate include Profit Responsibility; Customer Service; Valued Employees; Honesty and Integrity in all of our dealings; Enjoyment of work, life and each other; and Growth of the Company and each Employee.

Key accomplishments during 2018 include:

Record Assets of $732 million

Record Deposits of $606 million

Record Net Loans of $543 million

Record Revenue of $31 million

Record Net Income of $9.4 million

Return on Average Assets of 1.31%

Return on Average Equity of 12.89%

Record $2.7 million in cash dividends to shareholders

Total stock return of 19%, assuming reinvestment of dividends

Growth of deposit market share in all four primary counties served

Growth of loans, deposits, and assets under wealth management in Orrville during first full year of new banking center

Additionally: Demonstrated board refreshment, diversity and expanded geographic coverage with two new directors added: Vikki Briggs (from Wooster) and Cheryl Kirkbride (from Orrville). Both are excellent additions and contributors to the Board and the Company’s performance in their first year of service.

Statistics for the eight directors who served the past full year are as follows:

Audit, Compensation and Nominating Committee are comprised solely of independent directors.

Audit Committee comprised of two financial experts, an attorney and a chief operations officer of a large area employer.

Continued rigorous evaluation and review process of Board, Committees, Directors standing for election, and the CEO.

Second consecutive year NorthCoast 99 Award for being 1 of 99 best places for Top Talent to work in northeast Ohio.

Continued dedication to significant contributions in the communities we serve. Eighteen of CSB’s officers serve on boards of area non-profit organizations, with nine currently serving as Chair/President, Treasurer or Secretary of the board. Many additional CSB team members are involved in local school and church volunteer leadership roles. Additionally, donated in excess of $200,000 to various civic, educational, and not-for-profit initiatives and causes within our specific four county area.

NOTICE OF ANNUAL SHAREHOLDERS MEETING

DATE & TIME	LOCATION	RECORD DATE
Wednesday, April 24, 2019 7:00 P.M. Eastern time	Carlisle Inn 4949 Walnut Street, Walnut Creek, Ohio 44687	Record holders as of March 1, 2019 are entitled to notice of, and to vote at, the Annual Meeting

SUMMARY OF MATTERS TO BE VOTED UPON

The following table provides a summary of the items, which will be voted upon by our shareholders at the meeting, along with the Board’s voting recommendations and required vote for approval.

Proposal No.	Description of Proposal	Required Vote for Approval	Board’s Recommendation

1	Election Of Directors For more information see page 23	For each director, the two directors receiving the most votes will be elected.	FOR

2	The ratification of S. R. Snodgrass, P.C., as our independent auditor for the 2019 fiscal year For more information see page 24	Majority of shares entitled to vote and cast on this matter.	FOR

3	Advisory vote on executive compensation For more information see page 26	Majority of shares entitled to vote and cast on this matter.	FOR
4	Advisory vote on the frequency of future non-binding resolutions to approve the compensation of our named executive officer	Majority of shares entitled to vote and cast on this matter.	FOR
	For more information see page 27		THREE YEAR
FREQUENCY

Will transact any other business that may properly come before the meeting or any adjournment of the meeting.

VOTING OF PROXY MATERIALS

Your vote is important! A majority of shares must be represented in order to hold the Annual Meeting.

You must vote by no later than 11:59 P.M. EDT, on April 23, 2019 when voting electronically.

You may vote in one of the following ways:

http://www.csb1.com
	Select:	CSB BANCORP, INC.	Call the number listed on
1.	Investor Relations	91 North Clay Street	your proxy by 11:59 P.M.
2.	Other Information	Millersburg, Ohio 44654	April 23, 2019
3.	Proxy Site
Complete enclosed, sign & mail
You will need your 15-digit control number shown on your proxy card.			You will need your 15-digit control number shown on your proxy card

If your shares are held by a broker, it is important that you provide instructions to your broker so that your vote is counted on all matters. If you wish to personally vote your broker-held shares, please obtain a legal proxy from the broker holder of record indicating that you are the beneficial owner of such shares.

You may vote, or revote and/or change your vote, at any time and as many times as you wish prior to 11:59 P.M. EDT on April 23, 2019. If you vote more than once for any item, your most recent vote prior to 11:59 P.M. EDT on April 23, 2019 will be your vote of record prior to the Annual Meeting.

Voting in the above ways will not prevent you from attending or voting your shares at the meeting, but will ensure that your shares are represented at the meeting. We encourage you to vote by Internet or telephone in order to reduce mailing and handling expenses.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

When And Where Will The Annual Meeting Be Held?

●

The Annual Meeting will be held on April 24, 2019, at Carlisle Inn, located at 4949 Walnut Street, Walnut Creek, Ohio at 7:00 p.m., local time. To obtain directions to the Annual Meeting location, please contact Ms. Peggy L. Conn at (330) 674-9015.

Why Did I Receive These Proxy Materials?

●

You have received these proxy materials because CSB’s Board of Directors is soliciting a proxy to vote your shares at the Annual Meeting. This proxy statement contains information that CSB is required to provide to you under the rules of the Securities and Exchange Commission (the “Commission”) and is intended to assist you in voting your shares.

Who May Vote At The Annual Meeting?

●

Only holders of common shares of record at the close of business on March 1, 2019 are entitled to receive notice of, and to vote at, the Annual Meeting. At the close of business on March 1, 2019, there were 2,742,242 common shares, par value $6.25 per share, of the Company outstanding and entitled to vote.

What Is The Difference Between Holding Shares As A “Shareholder Of Record” And As A “Beneficial Owner?”

●

If your shares are registered directly in your name, you are considered the “shareholder of record” of those shares. CSB has sent these proxy materials directly to all “shareholders of record.” Alternatively, if your shares are held in an account at a brokerage firm, bank, broker-dealer or other nominee, which is sometimes called “street name,” then you are the “beneficial owner” of those shares, and these proxy materials were forwarded to you by your nominee. The organization holding your shares is the shareholder of record for purposes of voting the shares at the Annual Meeting. As the beneficial owner, you have the right to direct your nominee how to vote the common shares held in your account by following the voting instructions they provide to you. If you hold your common shares in street name, you may be eligible to appoint your proxy electronically via the Internet or by telephone and may incur costs associated with the electronic access or telephone usage.

How Will My Common Shares Be Voted?

●

Those common shares represented by a properly executed proxy received prior to the Annual Meeting and not subsequently revoked will be voted as you direct. If you submit a valid proxy prior to the Annual Meeting but do not complete the voting instructions on the proxy, to the extent permitted by applicable law, your proxy will vote your common shares as recommended by the Board of Directors, as follows:

○	“FOR” the election of each of the director nominees listed below under “PROPOSAL ONE – ELECTION OF DIRECTORS;”

○

“FOR” the ratification of S.R. Snodgrass, P.C. (“Snodgrass”) as CSB’s independent registered public accounting firm for the fiscal year ending December 31, 2019 under “PROPOSAL TWO – RATIFICATION AND APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM;”

○	“FOR” the non-binding, advisory resolution to approve the compensation of CSB’s named executive officers under “PROPOSAL THREE –ADVISORY VOTE ON EXECUTIVE COMPENSATION;” and

○

“FOR” “THREE YEARS” on the advisory resolution to set the frequency of future advisory votes to approve the compensation of CSB’s named executive officers on “PROPOSAL FOUR - ADVISORY VOTE ON THE FREQUENCY OF FUTURE NON-BINDING RESOLUTIONS TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.”

Will Other Matters Be Decided At The Annual Meeting?

●

On the date that this proxy statement was printed, CSB did not know of any matters to be raised at the Annual Meeting other than those included in this proxy statement. If you submit a valid proxy and other matters are properly presented for consideration at the Annual Meeting, then the individuals appointed as proxies will have the discretion to vote on those matters for you.

May I Revoke My Proxy?

●	Yes, proxies may be revoked at any time before a vote is taken or the authority granted is otherwise exercised. Revocation may be accomplished by:

○	Executing and delivering a later dated proxy with regard to the same common shares;

○	Giving notice in writing to Ms. Peggy L. Conn, Corporate Secretary, CSB Bancorp, Inc., 91 North Clay Street, Millersburg, Ohio 44654, which must be received prior to the Annual Meeting; or

○	Notifying the Corporate Secretary or voting in person at the Annual Meeting.

●

If your shares are held in street name and you wish to revoke your proxy, you should follow the instructions provided to you by the record holder of your shares. If you wish to revoke your proxy in person at the Annual Meeting, you must bring a legal proxy from the shareholder of record indicating that you were the beneficial owner of the shares on March 1, 2019. Attending the Annual Meeting will not, by itself, revoke your proxy.

What Constitutes A Quorum?

●

Under CSB’s Code of Regulations, as amended (the “Regulations”), a quorum for purposes of the Annual Meeting shall consist of a majority of the voting capital stock of CSB then outstanding and entitled to vote at the Annual Meeting. The common shares outstanding are the only shares of CSB’s capital stock entitled to vote at the Annual Meeting. Common shares may be present in person or represented by proxy at the Annual Meeting. As of March 1, 2019, there were 2,742,242 common shares outstanding and entitled to vote. Consequently, at least 1,371,122 common shares must be represented at the Annual Meeting in person or by proxy in order to constitute a quorum for the transaction of business.

●

Abstentions are counted as present for purposes of determining a quorum. Street name holders generally cannot vote their shares directly and must instead instruct the broker, bank or other shareholder of record how to vote their shares using the voting instructions provided by it. If a street name holder does not provide timely instructions, the broker or other nominee may have the authority to vote on some proposals but not others. If the broker or other nominee does not vote on a proposal because the nominee does not have discretionary voting power and has not received instructions from the beneficial owner, this results in a broker non-vote. Broker non-votes on a matter are counted as present for purposes of establishing a quorum for the Annual Meeting, but are not considered entitled to vote on that particular matter. Consequently, broker non-votes generally have no effect on the matter.

Who Pays The Cost Of Proxy Solicitation?

●

The accompanying proxy is solicited by and on behalf of the Board of Directors of CSB, whose Notice of Annual Meeting is attached to this proxy statement, and the entire cost of such solicitation will be borne by CSB. In addition to the use of the mail, proxies may be solicited by personal interview, telephone, facsimile and electronic mail by directors, officers and employees of CSB. Arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of common shares held of record by such persons, and CSB will reimburse them for reasonable out-of-pocket expenses incurred by them in connection therewith.

What Are The Voting Requirements To Elect the Directors And To Approve the Other Proposals In This Proxy Statement?

●

Each holder of common shares is entitled to one vote for each common share held on March 1, 2019. At this time, it is not known whether there will be cumulative voting for the election of directors at the Annual Meeting. The votes required to approve each of the proposals that are scheduled to be presented at the Annual Meeting are as follows:

Proposal One — Election Of Directors

The two director nominees receiving the greatest number of votes will be elected. Broker non-votes and proxies marked “Withhold Authority” will not be counted toward the election of directors or toward the election of individual nominees and, thus, will have no effect other than that they will be counted for establishing a quorum.

Cumulative voting is not available for the other proposals referenced and described in this proxy statement. A shareholder wishing to exercise cumulative voting with respect to the election of directors must notify the President, a Vice President or the Secretary of CSB in writing before 7:00 p.m., Eastern Daylight Time on April 22, 2019. If cumulative voting is requested and if an announcement of such request is made upon the convening of the Annual Meeting by the Chairman or the Secretary of the Annual Meeting on behalf of the shareholder requesting cumulative voting, you will have a number of votes equal to the number of directors to be elected, multiplied by the number of common shares owned by you, and will be entitled to distribute your votes among the candidates as you see fit. If any shareholder properly demands cumulative voting for the election of directors at the Annual Meeting, your proxy will give the individuals named on the proxy full discretion and authority to vote cumulatively, and in their sole discretion to allocate votes among any or all of the nominees for director, unless authority to vote for any or all of the nominees is withheld.

Proposal Two — Ratification Of Independent Registered Public Accounting Firm

The proposal to ratify the appointment of CSB’s independent registered public accounting firm requires the affirmative vote of the holders of a majority of the votes cast on the matter at the Annual Meeting. This Proposal is considered to be a “routine” matter and, therefore, CSB does not expect any broker non-votes on Proposal Two. Abstentions will be counted as a vote cast and, thus, will have the same effect as a vote against Proposal Two.

Proposal Three — Approval of the Non-Binding Advisory Vote on the Compensation of CSB’s Named Executive Officers

The proposal to approve the compensation of CSB’s named executive officers requires the affirmative vote of the holders of the majority of the votes cast on the matter at the Annual Meeting. However, because the vote on this matter is advisory, the results will not be binding on the Board of Directors. The Board will review the voting results and will take them into consideration when making future decisions regarding executive compensation. Abstentions will be counted as vote cast and, thus, will have the same effect as a vote against Proposal Three. Broker none-votes will not be counted in determining whether the proposal has been approved.

Proposal Four — Advisory Vote on the Frequency of Future Non-Binding Resolutions to Approve the Compensation of Our Named Executive Officers

The proposal to approve one of the selections as to the frequency of future shareholder advisory votes on the compensation of CSB’s named executive officers requires the affirmative vote of the holders of a majority of the votes cast on the matter at the Annual Meeting. However, because the vote on this matter is advisory, the results will not be binding on the Board of Directors. The Board will review the voting results and will take them into consideration when making a determination as to how often the advisory vote on executive compensation will take place. Abstentions will be counted as a vote cast and, thus, will have the same effect as a vote against Proposal Three. Broker non-votes will not be counted in determining whether the proposal has been approved.

BENEFICIAL OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

The following table sets forth information as of March 1, 2019, regarding beneficial ownership of the common shares by each director, each director nominee, each of the named executive officers of CSB appearing in the Summary Compensation Table, and all directors, and executive officers of the Company as a group. In addition, unless otherwise indicated, all persons named below can be reached at CSB Bancorp, Inc., 91 North Clay Street, Millersburg, Ohio 44654.

Number of Common Shares (1)
Name	Sole Voting	Shared Voting	Total	Percent of Outstanding (2)
Robert K. Baker	13,484	18,268	31,752	1.16%
Vikki G. Briggs	1,000	1,200	2,200	*
Julian L. Coblentz	2,486	-	2,486	*
Cheryl M. Kirkbride	1,082	100	1,182	*
J. Thomas Lang	1,947	7,057	9,004	*
Jeffery A. Robb, Sr	6,250	-	6,250	*
Eddie L. Steiner	30,489	5,526	36,015	1.31%
John R. Waltman	16,665	541	17,206	*
Paula J. Meiler	24,655	-	24,655	*
Brett A. Gallion	408	-	408	*

All current directors and executive officers (10 persons)	98,466	32,692	131,158	4.78%

*	Indicates less than 1% beneficial ownership of the total of common shares outstanding as of March 1, 2019.

(1)

The amounts shown represent the total outstanding common shares beneficially owned by the individuals as of March 1, 2019. Unless otherwise indicated, each individual has sole voting and dispositive power with respect to the common shares indicated.

(2)

None of the shares reported are pledged as security. For all directors and executive officers, the percentage of common shares owned is based upon 2,742,242 common shares issued and outstanding on March 1, 2019.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires CSB’s executive officers and directors, and persons who own more than ten percent of CSB’s common shares, to file reports of ownership and changes in ownership on Forms 3, 4, and 5 with the Commission and to provide CSB with a copy of such form. Based on CSB’s review of the copies of such forms it has received, CSB believes that its executive officers and directors complied with all filing requirements applicable to them with respect to transactions during the fiscal year ended December 31, 2018, with the exception of one late Form 4 reporting one transaction filed by Ms. Briggs.

NOMINEES FOR ELECTION AS DIRECTORS

Term Expiring in 2022

Jeffery A. Robb, Sr.

Age 69

Mr. Robb has served as a director of CSB since 2001. He is a Chairman of the Audit Commitee and a member of The Commercial & Savings Bank’s (“Bank or Bank’s”) Executive/Loan and Asset Liability (“ALCO”) Committees. CSB has designated Mr. Robb as an “audit committee financial expert.” Mr. Robb is currently Chief Executive Officer of Robb Companies, Inc., a real estate holding company, and has served in this capacity since 1978. He also serves as Chief Executive Officer of Robbco Marine/Ohio Yamaha, and Robbco, LLC, that are marine business serving Buckeye Lake, which are all privately owned companies located in Hebron, Ohio. Mr. Robb has served in this capacity since 2007. Mr. Robb, who maintains an inactive certified public accounting license in the state of Ohio, is a former director of the Federal Reserve Bank of Cleveland and former executive director of the Community Bankers Association of Ohio. Mr. Robb is the retired president and chief executive officer of Proctor, Robb and Company, CPA, an accounting firm that specialized in providing audit, tax, management expertise and consulting services to community banks, thrifts and credit unions. Mr. Robb’s prior military service includes serving in the United States Army as an Armor Officer and he is a Vietnam Veteran. Mr. Robb’s educational background in accounting and his professional experiences as an executive officer, director and bank service provider allow him to provide continued financial and bank specific expertise to the Board of Directors, and accordingly the Board of Directors has nominated him for re-election.

Cheryl M. Kirkbride

Age 49

Ms. Kirkbride was elected as a director of CSB and the Bank on January 25, 2018. She serves on CSB’s Audit Committee, as well as the Bank’s ALCO and Executive/Loan Committees. Ms. Kirkbride is a Partner at the Kropf Wagner Law Firm, LLP, in Orrville, Ohio where she has worked since 1992. She also currently serves the City of Orrville as its Law Director and has served in this capacity since 2012. Ms. Kirkbride and her husband also own The Inn at Walnut Creek in Walnut Creek, Ohio. She is currently a member of the Board of Directors of the Orrville Area Boys and Girls Club, Wayne County Community Foundation and serves as President of the Wayne County Volunteer Guardianship Association as well as a member of the Board of the Amish Country Lodging Council. Ms. Kirkbride obtained a B.A. in English from John Carroll University, a teaching certificate from the College of Wooster and graduated magna cum laude University of Akron School of Law. Cheryl previously served on the Board of Trustees for the Orrville Public library and the Orrville Area Development Foundation. Ms. Kirkbride’s experience as an attorney, business activities, and knowledge of the business community will enable her to provide continued legal and business insight to the Board of Directors, and accordingly the Board of Directors has nominated her for re-election.

DIRECTORS CONTINUING IN OFFICE

Term Expiring in 2020

Robert K. Baker

Age 64

Mr. Baker has served as a director of CSB and the Bank since 2001, is Chairman of the Board, Chairman of the Nominating Committee, and is a member of the Audit Committee. The Company has designated Mr. Baker as an “audit committee financial expert.” Mr. Baker also chairs the Executive/Loan Committee of the Bank. Mr. Baker served as Chairman of the Board of CSB from 2003 through April 2007 and since 2016. Mr. Baker is currently Co-owner/Controller of Bakerwell Inc. and associated companies with Bakerwell Service Rigs, Inc. and has served in this capacity since 1983. The Bakerwell companies are in the oil and gas development, production and service industry. Mr. Baker maintains an inactive certified public accounting license in the state of Ohio. Mr. Baker currently serves as a director of the following boards: Holmes County Airport Authority, the Consumers Gas Cooperative, and Foundation for Hospital Art. Mr. Baker has previously served the community as a member of the local school board, as a director of the Pomerene Hospital Foundation, and as Treasurer/director of the Historic Downtown Millersburg Association. Mr. Baker’s education and experience in the field of accounting and business ownership experiences in the north central Ohio business market, his leadership and governance experience in the region, as well as his experience as a director of CSB, allow him to provide continued financial and regional business expertise to the Board of Directors.

J. Thomas Lang

Age 75

Mr. Lang has served as a director of CSB since 1993 and is a member of the Compensation Committee, Nominating Committee and the Bank’s Executive/Loan Committee. Mr. Lang has served as a veterinarian and dairy farmer since 1967 and has served as President and co-owner of Spring Hill Farm Inc. located in Big Prairie, Ohio since 1974. Mr. Lang has served on many agricultural related boards at the local, state, and national level. Mr. Lang’s education and agricultural ownership business experiences in the local business market as well as his knowledge and experience as a director of CSB, allow him to provide continued regional agricultural, business, and leadership expertise to the Board of Directors.

Vikki G. Briggs

Age 47

Ms. Briggs was elected as a director of CSB and the Bank on January 25, 2018. She serves on the Nominating and Compensation Committees and the Bank’s ALCO and Trust Committees. Ms. Briggs has served as the Program Coordinator for the Applied Methods and Research Experience (“AMRE”) for the College of Wooster, with responsibility for marketing the AMRE program to local and regional businesses since 2016. Previously, Ms. Briggs was associated with Sun Life Financial at its headquarters located in Wellesley Hills, Massachusetts, and its Cleveland, Ohio, office over a sixteen year period with increasing responsibilities. Ms. Briggs obtained a Bachelor of Science in Civil Engineering degree from Tufts University located in Medford, Massachusetts. Ms. Briggs’s education, community involvement, and marketing expertise allow her to provide continued business expertise to the Board of Directors.

DIRECTORS CONTINUING IN OFFICE

Term Expiring in 2021

Julian L. Coblentz

Age 40

Mr. Coblentz has served as a director of CSB and the Bank since 2016 and Chairs the Compensation Committee. He is a member of the Audit and Nominating Committees, and is Chair of the Bank’s ALCO and Trust Committees. Mr. Coblentz has worked for Coblentz Distributing, Inc. since 2002, where he currently serves as the Chief Operating Officer and Vice President of Distribution and Business Development. In his role, Mr. Coblentz has supported long-term planning and business strategy, people development, and operational refinements throughout the organization. Mr. Coblentz has been the owner and operator of Ten Talents Investment Management LLC since 2007. From 2000 to 2002 Mr. Coblentz maintained his Series 7 and Series 63 Securities Licenses while working as a financial advisor in the trust and brokerage department at the Bank. Mr. Coblentz is a lifelong resident of Holmes County. Mr. Coblentz holds a B.A. from Malone College (now University) with a major in commercial Music Technology and a minor in Business Administration. Mr. Coblentz’s education and experiences in the banking industry, leadership experiences in private business, and his knowledge of local business enable him to provide continued expertise to the Board of Directors.

Eddie L. Steiner

Age 63

Mr. Steiner has served as a director of CSB and the Bank since 2001. He is a member of the Bank’s Executive/Loan, ALCO and Trust Committees. Mr. Steiner has been President and Chief Executive Officer of CSB since 2006, Chairman of the Bank’s board of directors since 2006, and President and Chief Executive Officer of the Bank since December 2011. Mr. Steiner serves as a Class A director of the Federal Reserve Bank of Cleveland. He also serves on the Board of Directors of the Ohio Bankers League. Mr. Steiner is a director and chair of the Audit Committee of the Western Reserve Group, a property and casualty mutual insurance company, located in Wooster, Ohio. Mr. Steiner served on the Banking Commission for the State of Ohio from May 2013 through December 2018. Mr. Steiner served as a member of the Community Depository Institutions Advisory Council for the Board of Governors of the Federal Reserve System from January 2013 through December 2016. He also served as a member of the Community Depository Institutions Advisory Council for the Federal Reserve Bank of Cleveland beginning January 2011 through December 2015 and as chair of that council from 2013 through 2015. Mr. Steiner is a licensed certified public accountant in the state of Ohio, a graduate of the ABA Stonier Graduate School of Banking, and was a member of senior management of Smith Dairy Products Company (nka SmithFoods) from 1989-2006. Mr. Steiner has served on a number of not-for-profit boards, including in various board leadership positions, and currently serves on the boards of the Wayne Economic Development Council and Main Street Wooster. Mr. Steiner’s education and experiences in the banking and financial services industries, as well as his business leadership experiences and skills, enable him to provide continued business and leadership insight to the Board of Directors.

MEMBERSHIP AND MEETINGS OF THE BOARD AND ITS COMMITTEES

In 2018, each director attended more than 75% of the total number of meetings of the board and the committees on which they served. In addition, all board members are expected to attend the annual meetings of shareholders, and all attended the 2018 Annual Meeting of Shareholders. Current committee membership for both CSB and the Bank, and the number of meetings of the full board and each committee in 2018, are shown in the table below.

Name	CSB Bancorp, Inc. Board	Nominating	Compensation	Audit	Bank Board	Bank Executive/Loan
Mr. Baker	Chair	Chair		Member	Member	Chair
Mr. Coblentz	Member	Member	Chair	Member	Member
Mr. Lang	Member	Member	Member		Member	Member
Mr. Robb	Member			Chair	Member	Member
Mr. Steiner	Member				Chair	Member
Mr. Waltman*	Member	Member	Member		Member	Member
Ms. Kirkbride	Member			Member	Member	Member
Ms. Briggs	Member	Member	Member		Member
Number of 2018 meetings	12	3	2	6	12	22

*Mr. Waltman will retire at the 2019 Annual Meeting.

The Board of Directors has affirmatively determined that each of the following directors are “independent directors” under the rules of The NASDAQ Stock Market LLC (the “NASDAQ”): Mr. Baker, Ms. Briggs, Mr. Coblentz, Ms. Kirkbride, Mr. Lang, Mr. Robb, and Mr. Waltman.

Board Leadership Structure and Role in Risk Oversight

Robert K. Baker is the Chairman of the Board of Directors of CSB. Mr. Baker chairs the meetings of the board of directors and the annual meeting of shareholders. In his role, he has the authority to call meetings of the outside directors and lead executive sessions of the outside directors. Eddie L. Steiner is the Chairman of the Board of the Bank. The Board of Directors believes Mr. Steiner’s role is to identify CSB’s strategic priorities and lead Board discussions on the execution of Company strategy. The Board of Directors believes that it is beneficial to have an independent Chairman with the sole job of leading the Board, while allowing the President/CEO to focus his efforts on the day to day management of the Company. The separation of the Chief Executive Officer and the Company’s board chair position within its leadership structure appropriately balances the promotion of CSB’s strategic development with the Board’s management oversight function. The Board of Directors also believes that its leadership structure has created an environment of open and efficient communication between the Board and management, enabling the Board to maintain an active and informed role in governance of risk management by being able to monitor and provide direction on those matters that may present significant risks to CSB.

The Board of Directors’ role in CSB’s risk management process includes reviewing regular reports from senior management on areas of material risk to the Company, including operational, financial, legal, regulatory and strategic risks. The Board of Directors reviews these reports to enable it to understand and assess CSB’s risk environment, risk management and risk mitigation strategies. While the Board of Directors has the ultimate oversight responsibility for the risk management process, various committees of both management and the Board also have responsibility for risk management. The Audit Committee assists the Board of Directors in its oversight of CSB’s accounting and financial reporting processes. The Compensation Committee oversees the management of risks relating to executive and non-executive compensation plans and arrangements. The Nominating Committee serves in a board governance role and annually reviews the constitution of the Board and its committees, the performance of the Board’s committees, and directors with expiring terms. Additionally, the Nominating Committee determines desired and requisite skills and attributes to be represented among directors and authorizes, oversees, and conducts any searches for prospective board members. While each committee oversees certain risks and the management of such risks, the entire Board of Directors is regularly informed of such risks through committee reports and discussion in board meetings and executive sessions of the board.

Executive Sessions

The non-employee directors of the Board meet periodically in executive session to discuss issues related to management, personnel and any other matters deemed appropriate by the non-employee directors. During 2018, the non-employee directors meet in executive session four times.

Directors’ Compensation

Each director of CSB also serves as a director of the Bank. Outside directors of the Bank are compensated for board and committee meetings. Directors receive no compensation from CSB. Directors who are employees receive no additional compensation for serving on the board or its committees. The Bank provides non-employee directors the following cash compensation:

●	A cash retainer of $15,000 per year, paid in quarterly installments
●	A cash payment of $700 for each board and committee meeting attended
●	Audit Committee Chairman receives $300 per quarter and the Chairman of the Board receives $2,000 per quarter
●	Reimbursement for customary and usual travel expenses (outside of board and committee meeting attendance)

The following table sets forth compensation information for each of the non-employee directors of CSB and the Bank during the year ended December 31, 2018:

Name	Fees Earned Or Paid in Cash ($)	Total ($)
Mr. Baker		$54,500
Ms. Briggs		$33,200
Mr. Coblentz		$37,400
Ms. Kirkbride		$38,800
Mr. Lang		$42,300
Mr. Robb		$44,600
Mr. Waltman		$45,800
Mr. Holtman*		$13,280

*Mr. Holtman retired from the Board effective at the 2018 annual shareholder’s meeting.

Committees of the Board of Directors

The Board has three standing subcommittees, the Audit Committee, Nominating Committee, and the Compensation Committee. Each of those committees has a charter with designated responsibilities and each committee functions as described in further detail below.

The Board meets as needed to attend to any business necessitating action between regularly scheduled meetings. Accordingly, the Board has not designated any committee to act on its behalf between regularly scheduled meetings.

In addition to the Board’s three standing committees, the Bank has an Executive/Loan Committee, comprised solely of directors of the Company Board. This bank-level committee’s duties and activities are further described below.

Audit Committee

The Audit Committee assists the Board of Directors in fulfilling its responsibility to oversee the accounting and financial reporting processes of CSB. All of the members of the Audit Committee are independent directors, as defined by the NASDAQ listing requirements. Among other things, the Audit Committee is responsible for the engagement of independent auditors, reviewing with the independent auditors the plans and results of the audit, and reviewing the adequacy of internal accounting controls. The Board of Directors has determined that Messrs. Baker and Robb meet the requirements of an “audit committee financial expert” as defined by the Commission. Mr. Baker acquired these attributes through education and his experience as a certified public accountant and as a Controller within private industry. Mr. Robb acquired these attributes through education and his experience in the banking industry and as a certified public accountant. The Audit Committee operates under a written charter, which is reviewed annually by the Committee and the Board and is available on the Company’s website at www.csb1.com, under the Investor Relations/Corporate Governance/Governance Documents tabs.

Nominating Committee

CSB has a Nominating Committee, which recommends to the board the nominees for election as directors. The Nominating Committee will consider candidates for nomination as a director who are recommended by shareholders, directors and other sources. Under the terms of the Nominating Committee Charter, the Nominating Committee is responsible for ensuring that the Board and its committees are appropriately constituted in order that the Board may effectively meet its fiduciary and other obligations to the shareholders and to the Company. The Nominating Committee develops and recommends to the Board the Corporate Governance guidelines. The Committee is responsible for the selection of individuals for nomination to the Board of Directors and considering incumbent directors for nomination and re-election.

In considering and evaluating potential candidates for positions on the CSB Board of Directors, and consistent with its charter, the Nominating Committee considers, among other things: (i) the potential candidates’ knowledge of the communities in which CSB and the Bank operate; (ii) their experience and any special business, financial, or other expertise; (iii) their reputation for honesty and integrity; and (iv) their ability to provide independent and objective oversight and supervision for matters which may impact CSB and the Bank. The Nominating Committee also considers applicable requirements of CSB’s Regulations and requirements of applicable law and regulations with respect to evaluating potential candidates, as well as other matters which the Nominating Committee deems appropriate in light of the specific circumstances and the potential candidate. To that end, the Nominating Committee may conduct its own analysis and may also seek information from a variety of outside sources in order to ascertain whether a potential candidate meets the referenced criteria.

The Nominating Committee utilizes the same standards and criteria in considering and evaluating potential candidates for positions on the Board of Directors who are recommended by shareholders, when appropriate. The Nominating Committee currently does not have a diversity statement within its charter. Although CSB does not have a specific diversity policy for director candidates, it is the policy of the Nominating Committee that nominees for director should have a diversity of viewpoints, background, experience and skills. Each of the members of the Nominating Committee are “independent,” as defined by the NASDAQ listing requirements. The Nominating Committee operates under a written charter, which is reviewed annually by the Committee and the Board of Directors and is available on the Company’s website at www.csb1.com, under the Investor Relations/Corporate Governance/Governance Documents tabs.

Compensation Committee

The Compensation Committee is responsible for overseeing the administration of the Company’s compensation philosophy for appropriate levels of compensation and benefits for directors, officers and employees of CSB. All members of the Compensation Committee are considered “independent” for purposes of the NASDAQ listing requirements. The Compensation Committee operates under a written charter, which is reviewed annually by the Committee and the Board of Directors and is available on the Company’s website at www.csb1.com, under the Investor Relations/Corporate Governance/Governance Documents tabs.

Pursuant to the terms of its charter, the Compensation Committee may, in its discretion, delegate all or a portion of its duties and responsibilities to its chairperson or a subcommittee of at least two members of the Compensation Committee except such powers and authorities required by law or regulation to be exercised by the whole Committee. The Compensation Committee may invite such members of management to its meetings as it may deem desirable or appropriate, consistent with the maintenance of the confidentiality of compensation discussions. Pursuant to its charter, the Compensation Committee has the authority to select, retain, terminate and approve the fees and other retention terms of special counsel or other experts or consultants, as it deems appropriate, without seeking approval of the Board or management. Executive sessions, excluding the chief executive officer, are held in conjunction with his annual performance and compensation review to ensure open dialogue and discussion.

Additional discussion of the Compensation Committee’s role is set forth in the Discussion of Executive Compensation Programs section of this proxy statement beginning on page 18.

Bank Executive/Loan Committee

The Bank Board’s Executive/Loan Committee meets throughout the year to monitor the lending activities of the Bank and help ensure that such activities are conducted in a manner consistent with the Bank’s credit policy. As credit risk represents the major risk component within the Bank, the Executive/Loan Committee oversees management’s implementation and enforcement of the Bank’s credit risk management framework.

Additional sub-committees of the Bank Board

During 2018, the additional sub-committees of the Bank Board included ALCO, responsible for monitoring balance sheet structures and performance, and Trust Committee, responsible for monitoring the Bank’s wealth management function. Director Coblentz served as chair of these committees.

SHAREHOLDER RECOMMENDATIONS

The Nominating Committee of the Board of Directors will consider recommendations for nominations to serve as a director received from shareholders in accordance with CSB’s Regulations. Shareholder recommendations for nomination should be submitted in writing to Ms. Peggy L. Conn, Secretary, CSB Bancorp, Inc., 91 North Clay Street, Millersburg, Ohio 44654. The recommendation must be provided to CSB in writing not less than 14 nor more than 50 days prior to the date of the Annual Meeting. The recommendation should also include the name, age, business address, residence address, principal occupation and number of shares of CSB beneficially owned by the recommended candidate for nomination. Shareholder recommendations must also include the information that would be required to be disclosed in the solicitation of proxies for the election of directors under the federal securities laws. CSB may also require any nominee to furnish additional information regarding the eligibility and qualifications of the candidate recommended.

EXECUTIVE OFFICERS

The following are the executive officers of CSB, other than Mr. Steiner, all of whom are employed full-time in service to the Company or The Commercial & Savings Bank. Each executive is appointed annually by, and serves at the pleasure of, the Board of Directors of CSB. This table lists each executive officer’s age as of March 1, 2019.

Name	Age	Positions Held with CSB and The Commercial & Savings Bank

Paula J. Meiler	64	Senior Vice President and Chief Financial Officer of CSB since 2004; Senior Vice President and Chief Financial Officer of The Commercial & Savings Bank since 2004.
Brett A. Gallion	31

Senior Vice President, Chief Operating Officer and Chief Information Officer of The Commercial & Savings Bank since October 2018; Senior Vice President and Senior Operations and Information Officer of the Bank since February 2016; joined the bank in 2004.

DISCUSSION OF EXECUTIVE COMPENSATION PROGRAMS

The following discussion provides information regarding the compensation programs for CSB’s named executive officers, including: (i) the overall objectives of the Company’s compensation programs; (ii) the material elements and factors of CSB’s compensation programs; and (iii) a discussion of the Compensation Committee’s determinations during 2018 regarding such individuals. For 2018, CSB’s named executive officers were: Eddie L. Steiner, Paula J. Meiler, and Brett A. Gallion

The specific amounts paid or payable to the named executive officers are disclosed in the tables and narrative beginning on page 22 of this proxy statement. The following discussion cross-references those specific tabular and narrative disclosures where appropriate.

Compensation Philosophy and Objectives

The Compensation Committee believes that in order to manage and grow a well-run financial services organization, it is necessary to establish compensation programs and related opportunities that are attractive, motivating and rewarding to high quality executives, managers and staff. These programs and opportunities must be balanced with their cost to CSB and its shareholders. In order to arrive at the appropriate balance, CSB has established the following compensation philosophy and guidelines for its overall compensation program:

1.

In order to attract and retain highly qualified management, CSB strives to provide target base salaries close to the median of the market rate paid for comparable positions by similarly sized bank holding companies.

2.	Where practical, CSB establishes performance-based compensation focused on individual results, team results, and contributions to CSB’s overall performance.

Compensation Committee Decision-Making Process

The Compensation Committee oversees the compensation of CSB’s named executive officers and establishes the Company’s overall compensation philosophy and objectives. In addition, the Compensation Committee evaluates and assesses the design of CSB’s compensation and benefit programs and monitors external market pay levels and practices, in order to determine appropriate compensation adjustments and future compensation decisions. The Compensation Committee also reviews and approves incentive award opportunities, actual bonus payments, award grants and reviews. The Committee recommends to the Board of Directors approval and implementation of material changes to CSB’s compensation programs. The Compensation Committee assesses such compensation programs within the context of applicable regulatory guidance, with the goal of establishing appropriate incentives to attract, retain and align executives’ interests with established current and long-term objectives of CSB without incenting undue risk.

Outside Executive Compensation Consultants

Neither the Compensation Committee nor management engaged an outside executive compensation consultant in 2018.

Peer Group Evaluation

Total compensation for the named executive officers is comprised of base salaries, annual cash incentive awards, retirement plan contributions, severance protection, long-term equity awards and other benefits and perquisites. To determine compensation levels for the named executive officers, as well as other officers, the Compensation Committee reviews compensation survey data from independent sources to ensure that the total compensation program is competitive. Specifically, during 2018, with the participation of CSB’s management, including the Company’s Chief Executive Officer, the Compensation Committee evaluated its pay practices for both directors and the named executive officers including but not limited to comparison against the following similarly situated financial institutions.

INSTITUTION	LOCATION
Civista Bancshares, Inc.	Sandusky, Ohio
LCNB Corporation	Lebanon, Ohio
Farmers & Merchants Bancorp Inc.	Archbold, Ohio
Middlefield Banc Corp.	Middlefield, Ohio
Ohio Valley Bancorp	Gallipolis, Ohio
SB Financial Group	Defiance, Ohio
United Bancshares Inc.	Columbus Grove, Ohio
CSB Bancorp, Inc.	Millersburg, Ohio
Cortland Bancorp	Cortland, Ohio
United Bancorp, Inc.	Martins Ferry, Ohio
Consumers Bancorp Inc.	Minerva, Ohio

Each of the financial services institutions listed above are publicly-traded institutions ranging in size from approximately $517 million in assets to $2.3 billion in assets, ROAA of 0.81% to 1.34%, ROAE of 6.50% to 14.36%, and are located and doing business primarily in Ohio.

2018 Named Executive Officer Compensation

Base Salary

The purpose of the base salary program is to pay for the qualifications, experience, and marketability of the position consistent with market practices. A pay range for each position is established around the median of the market rate paid for comparable positions by similarly-sized financial institutions. Individual pay within the range is determined by executive performance, job proficiency and contributions over a period of years. For 2018, the base salary levels for all CSB named executive officers were at or below the median of base salaries of peers in other similar-sized financial organizations.

Pay adjustments are tied directly to CSB’s performance appraisal process, which evaluates the employee on a series of performance criteria. This process is used for all CSB employees, including the named executive officers. Pay adjustments are typically made annually. In addition to these performance-based base pay adjustments, it is periodically necessary to make additional market adjustments in those instances where market base salary levels move faster than anticipated or where additional duties and responsibilities are added to the job.

Each outside director annually completes a survey of the Chief Executive Officer’s performance and objectives for the coming year. The Compensation Committee reviews all director submissions and the Chairman of the Compensation Committee or CSB’s board Chairman, or both in concert, then conduct a performance review meeting annually with the Chief Executive Officer. The Chief Executive Officer follows a similar process in annually reviewing the performance of and establishing coming year objectives for each of the Chief Executive Officer’s direct reports.

The amount of a named executive officer’s base salary is the reference point for much of the other compensation. For example, the relative ranges of potential annual incentive awards for executives are fairly proportionate to the named executive officers’ respective base salaries. In addition, base salary is one component of the contribution formula under CSB’s 401(k) and profit sharing plan and the key component in the Company’s severance and change in control agreement.

Annual Incentive

The purpose of the annual incentive program is to focus executives on achieving and possibly exceeding CSB’s annual performance objectives consistent with safe and sound operations of the Company and The Commercial & Savings Bank. In 2018, the performance expectations were established around the attainment of specific performance ratios, performance to current year financial plan, and satisfactory compliance with regulatory and audit reviews as well as consideration of the potential impact of executives’ actions on safe and sound operations and appropriate risk management controls.

Each component of the annual incentive program has a separate measurement. Annual incentive opportunities are paid in cash after the attainment of objectives are determined by the Compensation Committee. The Compensation Committee retains the flexibility to make discretionary adjustments to the bonus payout up or down based on performance that may be subjective. This discretion is not used to change the targets under the plan.

The target annual incentive opportunity during 2018 was 20-30% of actual base salary for each named executive officer. For 2018, the Company’s specific performance ratio was tied to a return on assets at the bank level of 1.30%. The Bank’s actual 2018 return on average assets was 1.35%. CSB’s budgeted net income was $9.0 million, budgeted return on average assets (ROAA) was 1.24%, budgeted return on average equity (ROAE) was 12.21% and the budgeted efficiency ratio was less than 60.87%. The Company’s actual results were as follows: net income $9.4 million, ROAA 1.31%, ROAE 12.89% and efficiency ratio 58.14%. The above actual results equaled 102-106% of plan at CSB.

Retirement and Other Post-Employment Benefits

CSB maintains The Commercial & Savings Bank 401(k) Retirement Plan, (the “401(k) Plan”), a qualified 401(k) and a profit sharing plan. The 401(k) Plan provides a 100% company match of participant contributions up to a maximum of 4% of each participant’s annual qualified compensation. There is also a discretionary profit sharing contribution and the amount may vary directly with CSB profits. The 401(k) Plan provides investment alternatives in the following categories: CSB stock, and the following categories of mutual funds: large, small and mid cap, indexed, growth, bond and money market funds.

Other Benefits and Perquisites

All CSB employees, including the named executive officers, are eligible to participate in a comprehensive benefits program, which includes health and welfare, disability, and vacation benefits that are not required to be reported in the tables that follow. Additionally, certain consumer and mortgage loans granted by the Bank to directors, officers and all employees receive a 1% reduction to the standard loan interest rate during the period of service to CSB or the Bank.

Employment Contracts and Other Arrangements

An employment agreement dated August 9, 2004, was entered into with Paula J. Meiler providing, among other things, for employment of Ms. Meiler as Senior Vice President and Chief Financial Officer of CSB and The Commercial & Savings Bank pursuant to the terms of the agreement. The agreement was for a two-year term with annual renewals commencing at the second anniversary, and provides for compensation to Ms. Meiler consisting of an annual base salary of $100,000, a bonus to be paid at the discretion of the Board of Directors, vacation, benefits and certain stock options. On August 9, 2007, an amendment to the agreement provided that the agreement be for a two-year term with annual renewals commencing August 9, 2008. In the event that Ms. Meiler’s employment is terminated without “cause” (as defined in the agreement), the agreement entitles her to a severance payment equal to the unpaid amount otherwise due under the agreement plus six months of the base salary in effect on the date of termination and limited continued benefits for a six month period. The agreement also contains a “non-compete” provision, prohibiting Ms. Meiler from competing under terms defined by the agreement for a period of one year following the date of termination of the agreement, as well as a “change in control” provision, which provides Ms. Meiler with certain benefits, including continuation of compensation, stock options, and certain health benefits for stated periods following a “change in control” as defined therein and termination of employment within a 90-day period before or after such “change in control.” Such “change in control” benefits are subject to being reduced so that no “excess parachute payment” (as defined in Section 280G (b)(l) of the Internal Revenue Code of 1986, as amended) is received by Ms. Meiler.

Potential Payments upon Termination or Change in Control

The following sets forth the benefits that could be paid to Ms. Meiler upon various termination events, which would only be known at the time that the benefits become payable.

If Ms. Meiler’s employment had been terminated following a “change in control” as of December 31, 2018, Ms. Meiler would have been entitled to a cash severance of $307,600 (2x base salary) and medical benefits of $3,865 (1 year). If Ms. Meiler’s employment had been terminated “without cause” as of December 31, 2018, Ms. Meiler would have been entitled to a cash severance of $324,924 (base salary unpaid under the agreement plus 6 months) and medical benefits of $1,933 (6 months).

Ms. Meiler’s employment agreement does not provide for any additional payments or benefits for death, disability, voluntary termination of employment by the executive or involuntary termination by the Company for cause. Under those scenarios, Ms. Meiler is only entitled to her accrued and unpaid obligations, such as salary and unused vacation.

CEO Pay Ratio

Our CEO to median employee pay ratio is calculated in accordance with Item 402(u) of Regulation S-K. We identified the median employee by examining the 2018 total compensation for all individuals, excluding our CEO, who were employed by us on December 28, 2018, the last day of our payroll year. We included all employees, whether employed on a full-time, part-time, or seasonal basis. We did not make any assumptions, adjustments, or estimates with respect to total compensation, and we did not annualize the compensation for any employees that were not employed by us for all of 2018.

After identifying the median employee based on total compensation, we calculated annual total compensation for such employee using cash compensation reported on the employee’s W-2 for 2018, 401(k) profit sharing, and the 401(k) match.

The annual total compensation for fiscal year 2018 for our CEO was $329,106 and for our median employee it was $35,806. The resulting ratio of our CEO’s pay to the pay of our median employee for 2018 is 9 to 1.

Oversight and Risk Management of Compensation Programs

The Compensation Committee oversees the implementation and enforcement of the policies, procedures and practices related to the various compensation programs as part of its duties. The Compensation Committee monitors the compensation policies to ensure that the compensation packages offered to its employees and executive officers do not present such individuals with the potential to engage in excessive or inappropriate risk taking activities.

The Compensation Committee believes that the current compensation structure for employees and executive officers does not encourage unnecessary or excessive risk taking to the extent that it would be reasonably likely to lead to a material adverse effect. It is the opinion of the Compensation Committee that the current compensation program appropriately balances risk and the desire to focus on the short-term and the long-term goals of CSB and does not encourage unnecessary or excessive risk taking

THE COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the foregoing Executive Compensation Programs with CSB’s management. Based on this review and discussion, the Compensation Committee has recommended to the Board of Directors that the Discussion of Executive Compensation Programs be included in CSB’s proxy statement and Annual Report on Form 10-K for the year ended December 31, 2018.

The Compensation Committee:

Julian L. Coblentz, Chairman

Vikki G. Briggs,

J. Thomas Lang

John R. Waltman

EXECUTIVE COMPENSATION AND OTHER INFORMATION

The following table provides certain summary information concerning the compensation paid or accrued by CSB and its subsidiaries to or on behalf of its named executive officers. The table shows the compensation attributable to CSB’s named executive officers during 2018 and 2017.

Summary Compensation Table

Name and Principal Position	Year	Salary	Bonus	All Other Compensation	Total

Eddie L. Steiner, President and CEO; Chairman, CEO	2018	$ 250,000	$ 60,000	$ 19,106(1)	$ 329,106
and President of The Commercial & Savings Bank	2017	250,000	60,000	14,417	324,417

Paula J. Meiler, Senior VP and CFO	2018	$ 153,800	$ 46,140	$ 16,835(2)	$ 216,775
	2017	148,800	45,000	12,508	206,308

Brett A. Gallion, Senior VP and COO and CIO of The Commercial & Savings Bank(3)	2018	$ 136,885	$ 34,250	$ 12,612(3)	$ 183,747

(1)	Includes $18,189 and $13,500 of qualified plan matching and profit sharing contributions and $917 of Group Term Life Insurance for 2018 and 2017.

(2)

Includes $12,733 and $9,607 of qualified plan matching and profit sharing contributions, $903 and $893 of Group Term Life Insurance for 2018 and 2017, and $3,199 and $2,008 mortgage interest rate reduction of 1% in 2018 and 2017.

(3)	Effective October 2018. Includes $11,787 of qualified plan matching and profit sharing contributions and $825 of Group Term Life Insurance for 2018.

REPORT OF THE AUDIT COMMITTEE

The following Audit Committee Report is provided in accordance with the rules and regulations of the Commission. The Audit Committee has reviewed and discussed the audited consolidated financial statements with management and the Board of Directors of CSB. Management of CSB is responsible for CSB’s reporting process, including its system of internal control, and for the preparation of consolidated financial statements in accordance with U.S. generally accepted accounting principles. CSB’s auditors are responsible for auditing those financial statements. The Audit Committee’s responsibility is to monitor and review these processes.

The Audit Committee has reviewed and discussed with S.R.Snodgrass, P.C. (“Snodgrass”), CSB’s independent registered public accounting firm for the year ended December 31, 2018, the matters required to be discussed by the Statement on Auditing Standards No. 1301, Communications with Audit Committees, as amended. The Audit Committee also has received the written disclosures and the letter from the independent accountants, as required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with Snodgrass its independence. Based on the foregoing discussions, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in CSB’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018 filed with the Commission.

The Audit Committee:

Jeffery A. Robb, Sr., Chairman

Robert K. Baker

Julian L. Coblentz

Cheryl M. Kirkbride

PROPOSAL ONE — ELECTION OF DIRECTORS

CSB’s Regulations provide that its business shall be managed by a board of directors of not less than three and not more than twenty-five persons, and that such directors shall be divided into three classes, as nearly equal in number as possible, and have set terms of three years. In accordance with CSB’s Regulations, the Board of Directors has currently established the number of directors at eight.

The Board of Directors has nominated Jeffery A. Robb, Sr. and Cheryl M. Kirkbride to serve until the 2022 Annual Meeting of Shareholders, and until their respective successors are elected and qualified. Mr. Robb and Ms. Kirkbride are each incumbent directors whose present terms expire at the Annual Meeting.

Mr. Waltman has reached mandatory retirement age and cannot stand for re-election at the Annual Meeting. As a result, there will be a vacancy in this class of directors following the Annual Meeting. We thank Mr. Waltman for his eighteen years of dedicated service to CSB and we wish him the best.

Assuming that at least a majority of the issued and outstanding common shares are present at the Annual Meeting so that a quorum exists, the two nominees for director of CSB receiving the most votes will be elected. Shareholders have the right to vote cumulatively in the election of directors. In order to exercise the right to vote cumulatively, a shareholder must give written notice to the President, a Vice President or the Secretary of CSB not less than forty-eight hours before the time fixed for the Annual Meeting, and the shareholder’s demand for cumulative voting must be announced at the commencement of the Annual Meeting by or on behalf of the shareholder. If cumulative voting is elected, a shareholder may cast as many votes in the election of directors as the number of directors to be elected, multiplied by the number of shares held. If cumulative voting is exercised, the proxies named in the proxy card will cast the votes they hold as proxy in a manner to elect as many of the Board’s nominees as possible. If one or more of the nominees should, at the time of the Annual Meeting, be unavailable or unable to serve as a director, the common shares represented by proxy will be voted to elect the remaining nominees and any substitute nominees designated by the Board of Directors. As of the date of this proxy statement, the Board of Directors knows of no reason why any of the nominees will be unavailable or unable to serve.

On pages 11 through 13 of this proxy statement, is a brief statement, as of March 1, 2019, for each nominee for election as a director and for each director whose term will continue after the Annual Meeting, regarding the age, principal occupation or employment, other affiliations and business experience at least during the last five years for such persons. In addition, the following information provides the Nominating Committee’s evaluation regarding re-nomination of each of the director nominees and the key attributes, skills, and qualifications presented by each director nominee and the continuing directors.

The Board Of Directors Recommends That Shareholders Vote “For” The Election Of The Nominees.

PROPOSAL TWO — RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has selected Snodgrass to act as the independent registered public accounting firm to examine the books, records and accounts of CSB and its subsidiaries for the fiscal year ending December 31, 2019. This appointment is being presented to shareholders for ratification or rejection at the Annual Meeting.

Snodgrass was CSB’s independent registered public accounting firm for the fiscal year ended December 31, 2018, and is considered by the Audit Committee and the Board of Directors to be well qualified. By NASDAQ and Commission rules and regulations, selection of the Company’s independent registered public accounting firm is the direct responsibility of the Audit Committee. The Board of Directors has determined, however, to seek shareholder ratification of this selection as both a good corporate practice and to provide shareholders an avenue to express their views on this important matter.

If shareholders fail to ratify the appointment, the Audit Committee will seek to understand the reasons for such failure and will take those views into account in this and future appointments of CSB’s independent registered public accounting firm. Even if the current selection is ratified by shareholders, the Audit Committee reserves the right to terminate the engagement of Snodgrass and appoint a different independent accounting firm at any time during the year if the Audit Committee determines that such change would be in the best interests of CSB and its shareholders.

Representatives of Snodgrass are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

The Audit Committee and the Board of Directors each recommend a vote “FOR” ratification of the selection of S.R. Snodgrass, P.C. as the independent registered public accounting firm of CSB for the current year.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES

Fees for professional services rendered by Snodgrass for fiscal 2018 and 2017 were as follows

	2018	2017
Audit Fees (1)	$137,088	132,346
Audit-Related Fees (2)	11,315	10,976
Tax Fees (3)	11,871	11,600
All Other Fees	-	-

(1)

Audit fees are fees for professional services rendered for the audit of the Company’s annual financial statements, the review of financial statements included in Form 10-Q filings and for services normally provided by the independent auditor in connection with statutory and regulatory filings or engagements. Beginning in 2017 the Company was subject to an internal controls audit by an independent registered public accountant, as it had attained market capital of $75 million on June 30, 2017.

(2)	Audit-related fees generally include fees for the audit of the Company’s employee benefit plan.
(3)	Tax service fees consist of compliance fees for the preparation of original tax returns.

All of the above-mentioned services and fees were pre-approved by the Audit Committee. During CSB’s most recent fiscal year ended December 31, 2018, there were no disagreements with Snodgrass on any matter of accounting principles or practices, financial disclosure, or auditing scope or procedure.

Audit Committee Procedures for Pre-Approval of Services by the Independent Public Accounting Firm

●	The Audit Committee will annually approve the scope of, and fees payable for, the year-end audit to be performed by CSB’s independent accountants for the next fiscal year.

●	Management may not engage the independent accountants for any services unless the service contracts are approved by the Audit Committee in advance of the engagement.

●

If management wishes to engage the independent accountants for any services, Management will define and present to the Audit Committee specific projects and categories of service, and fee estimates, for which the advance approval of the Audit Committee is required. The Audit Committee will review these requests and determine whether to approve the engagement of the independent accountants for the specific projects and categories of service.

●	Management will report to the Audit Committee regarding the actual spending for these projects and services, compared to the approved amounts on a quarterly basis.

●	The Audit Committee chairperson will report to the Committee at each regularly scheduled meeting the nature and amount of any non-audit services that the Chairperson has approved.

PROPOSAL THREE – ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) and Section 14A of the Exchange Act enable the shareholders of CSB to vote to approve, on an advisory and non-binding basis, the compensation of CSB’s named executive officers as disclosed in this proxy statement in accordance with SEC rules (this is commonly called a “Say-on-Pay” vote). Accordingly, the following advisory resolution will be submitted for shareholders approval at the Annual Meeting:

“RESOLVED, that the shareholders of CSB Bancorp, Inc. (“CSB”) approve, on an advisory basis, the compensation of CSB’s Named Executive Officers as disclosed in CSB’s proxy statement for its 2019 Annual Meeting of Shareholders pursuant to Item 402 of SEC Regulation S-K, including in the “Discussion of Executive Compensation Programs,” the “Summary Compensation Table,” and the related executive compensation tables, notes and narratives.”

The Board of Directors believes that CSB’s compensation policies and procedures, which are reviewed and approved by the Compensation Committee, are effective in aligning the compensation of CSB’s executive officers with CSB’s short-term and long-term goals, and that such compensation and incentives are designed to attract, retain and motivate CSB’s executive officers who are directly responsible for CSB’s continued success. CSB believes that its compensation policies link the interests of its executive officers with the interests of the shareholders and that such policies do not threaten the value of CSB or the investments of CSB’s shareholders. Additionally, CSB believes that its executive compensation is reasonable and similar to the executive compensation of financial institutions of similar size and position.

Shareholders are encouraged to carefully review the information provided in this proxy statement regarding the compensation of CSB’s named executive officers in the section captioned “Discussion of Executive Compensation Programs” beginning on page 18 of this proxy statement and the related information on pages 19 through 22.

Because your vote is non-binding and advisory, the outcome of the vote will not be binding on the Board of Directors. However, the Board of Directors and the Compensation Committee will review and consider the voting results when making decisions regarding executive compensation in the future.

The Compensation Committee and the Board of Directors recommend that you vote “FOR” approval of the advisory resolution set forth above.

PROPOSAL FOUR – ADVISORY VOTE ON THE FREQUENCY OF FUTURE NON-BINDING RESOLUTIONS TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

The Dodd-Frank Act and Section 14A of the Exchange Act require that, not less frequently than once every six-years, a proxy statement for the annual meeting of shareholders for which the solicitation rules of the Commission require compensation disclosure must also include a separate proposal subject to a shareholder vote to determine whether the advisory shareholder vote to approve the compensation of the named executive officers will occur every one, two or three years. Currently, shareholder votes to approve the compensation of the named executive officers occur every three years. As a result, we are seeking a non-binding, advisory shareholder vote regarding the frequency of Say-on-Pay advisory votes by shareholders. Accordingly, the following advisory resolution will be submitted for shareholder approval at the Annual Meeting:

“RESOLVED, that the shareholders of CSB Bancorp, Inc., approve, on an advisory basis, that an advisory resolution with respect to executive compensation should be presented every year, every two years or every three years, as reflected by their vote for each of these alternatives in connection with this resolution.”

When casting your vote on this resolution, you should mark your proxy for every year, every two years, or every three years based on your preference as to the frequency with which an advisory vote on executive compensation should be held.

The optimal frequency of the vote is based on a judgment about the relative benefits and burdens of each of the options. Some believe that a less frequent vote would (i) permit shareholders to focus on the overall design of the executive compensation program rather than on the details of individual decisions, (ii) align with the goals of CSB’s compensation arrangements which are designed to reward performance that promotes long-term shareholder value, and (iii) avoid the burdens that annual votes may impose on shareholders required to evaluate the compensation program each year.

Others believe that an annual vote (i) affords shareholders the opportunity to react promptly to emerging trends in compensation and to provide feedback before such trends become pronounced over time and (ii) gives the Compensation Committee and Board of Directors the opportunity to evaluate individual compensation decisions each year in light of shareholder feedback.

The Board of Directors has carefully considered the various alternatives, and has determined that having a shareholder vote on an advisory resolution regarding executive compensation every three years is in CSB’s best interest. Setting the vote for every three years will be the most effective time frame for CSB to respond to shareholder feedback and will provide CSB with sufficient time to engage with shareholders and respond to the results of the advisory vote.

Because your vote is non-binding and advisory, the outcome of the vote will not be binding on the Board of Directors. However, the Board of Directors and the Compensation Committee will review and consider the voting results when making decisions regarding executive compensation in the future.

The Compensation Committee and the Board of Directors recommend an advisory vote for a frequency of “THREE YEARS” for future non-binding resolutions to approve the compensation of the named executive officers of CSB.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

CSB has engaged, and intends to continue to engage, in the lending of money through The Commercial & Savings Bank to various directors and officers of CSB and the Bank and their related interests. These loans were made in accordance with applicable law and regulation and in the ordinary course of business on substantially the same terms, including interest rates and collateral, as prevailing at the time for comparable transactions with persons not related to The Commercial & Savings Bank and did not involve more than a normal risk of collectability or present other unfavorable features.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 2018, none of CSB’s named executive officers or directors was a member of the Board of Directors of any other company where the relationship would be construed to constitute a committee interlock within the meaning of the rules of the Commission.

PROPOSALS BY SHAREHOLDERS FOR 2020 ANNUAL MEETING

In order to be eligible for inclusion in CSB’s proxy materials for the 2020 Annual Meeting of Shareholders, any shareholder’s proposal to take action at such meeting must be received at CSB’s main office at 91 North Clay Street, Millersburg, Ohio 44654, no later than November 16, 2019. Any such proposal shall be subject to the requirements of the proxy rules adopted under the Securities Exchange Act of 1934, as amended.

If a shareholder intends to present a proposal at the 2020 Annual Meeting of Shareholders without including the proposal in the proxy solicitation materials relating to that meeting, and the proposal is not received by CSB prior to January 30, 2020, then the proxies designated by the Board of Directors for the 2020 Annual Meeting of Shareholders may vote the proxies in their discretion on any such proposal without mention of such matter in the proxy solicitation materials or on the proxy card for such meeting.

SHAREHOLDER COMMUNICATION WITH BOARD OF DIRECTORS

Shareholders interested in communicating directly with the Board of Directors may do so by writing to Ms. Peggy L. Conn, Secretary, CSB Bancorp, Inc., 91 North Clay Street, Millersburg, Ohio 44654. The mailing envelope and letter must contain a clear notation indicating that the enclosed letter is a “Shareholder-Board of Directors Communication.”

The Corporate Secretary will review all such correspondence and regularly forward to the Board of Directors a log and summary of all such correspondence and copies of all correspondence that, in the opinion of the Secretary, deals with the functions of the Board or committees of the Board or that the Corporate Secretary otherwise determines requires their attention. Directors may at any time review a log of all correspondence received by CSB that is addressed to members of the Board of Directors and request copies of any such correspondence. Concerns relating to accounting, internal controls or auditing matters are immediately brought to the attention of CSB’s internal audit department and handled in accordance with procedures established by the Audit Committee for such matters.

OTHER BUSINESS

The Board of Directors is not aware of any business to be addressed at the Annual Meeting other than those matters described in this proxy statement. However, if any business other than that set forth in the Notice of Annual Meeting should be properly presented at the Annual Meeting, it is intended that the common shares represented by proxies will be voted with respect thereto in accordance with the judgment of the person voting them.

By order of the Board of Directors,
March 15, 2019
Millersburg, Ohio	Eddie L. Steiner
President and Chief Executive Officer

Your vote matters – here’s how to vote! You may vote online or by phone instead of mailing this card.

Votes submitted electronically must be received by 11:59 pm, (Eastern Daylight time), on April, 23, 2019

Online
Go to www.investorvote.com/csbb or scan the QR code — login details are located in the shaded bar below.

Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	Save paper, time and money! Sign up for electronic delivery at www.investorvote.com/csbb

2019 Annual Meeting Proxy Card

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals – The Board of Directors recommends a vote FOR all the nominees listed in Proposal 1, FOR Proposals 2 – 3, and the Selection of Every 3 Years for Proposal 4.

1.	Election of Directors:

		For	Withhold					For	Withhold
	01 - Cheryl M. Kirkbride	☐	☐	02 - Jeffery A. Robb, Sr.				☐	☐

					For	Against	Abstain
2.	To ratify the appointment of S.R. Snodgrass, P.C. as the independent registered public accounting firm for CSB for the fiscal year ending December 31, 2019				☐	☐	☐

					For	Against	Abstain
3.	To approve, in a non-binding advisory vote, the compensation of CSB’s named executive officers as disclosed in the Proxy Statement for the 2019 Annual Meeting of Shareholders.				☐	☐	☐

				3 Years	2 Years	1 Year	Abstain
4.	To determine in a non-binding advisory vote on the frequency of future shareholder advisory votes on the compensation of CSB’s named executive officers will occur every 1, 2, or 3 years.			☐	☐	☐	☐

B	Authorized Signatures — This section must be completed for your vote to count. Please date and sign below.

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

1 U P X
030HMC

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▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

CSB Bancorp, Inc.

Notice of 2019 Annual Meeting of Shareholders

Proxy Solicited by Board of Directors for Annual Meeting — April 24, 2019

Vikki G. Briggs and J. Thomas Lang, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Shareholders of CSB Bancorp, Inc. to be held on April 24, 2019 or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR the election of the Board of Directors and FOR Proposals 2-3, and every three years on Proposal 4.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side)

C	Non-Voting Items

Change of Address — Please print new address below.	Comments — Please print your comments below.